UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 29, 2018

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

14755 Preston Road, Suite 105, Dallas, TX	75254
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 29, 2018, SWK Holdings Corporation (“SWK” or the “Company”) and its wholly-owned subsidiary SWK Funding LLC (“SWK Funding”, and collectively “Borrowers”) entered into a Loan and Security Agreement (the “Loan Agreement”) with State Bank and Trust Company as a lender and the administrative agent (“State Bank”) pursuant to which State Bank will provide the Company with up to a $20 million revolving senior secured financing.

The Loan Agreement provides for a $20 million Revolver Commitment (as defined in the Loan Agreement) to be available at closing, which SWK can draw down and repay until maturity, subject to borrowing base eligibility. The Borrowers can request from time to time for the Revolver Commitment to be increased to $35,000,000, subject to State Bank syndicating additional Commitments (as defined in the Loan Agreement) to additional lenders. The Loan Agreement matures on June 29, 2021.

The Loan Agreement accrues interest at the Daily LIBOR Rate (as defined in the Loan Agreement), with a floor of 1.00%, plus a 3.25% margin and principal is repayable in full at maturity. Interest is generally required to be paid monthly in arrears. The Loan Agreement requires the payment of an unused line fee of 0.50% and a $200,000 fee paid at closing. The Loan Agreement has an advance rate against the Borrowers’ finance receivables portfolio, including 85% against senior first lien loans, 70% against second lien loans and 50% against royalty receivables, subject to certain eligibility requirements as defined in the Loan Agreement.

Pursuant to the terms of the Loan Agreement, the Borrowers entered into a Collateral Assignment of Transaction Documents and Agency Agreement and a Pledge Agreement granting the Agent for the benefit of lenders a security interest in substantially all of the Borrowers’ assets (the “Collateral”). The Loan Agreement contains certain affirmative and negative covenants including a minimum asset coverage and minimum interest coverage ratios. Under the Loan Agreement, the Borrowers have made certain customary representations and warranties, and are required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities, including but not limited to, maintenance of certain ratios and minimum tangible net worth, among others. The obligations under the Loan Agreement may be accelerated upon the occurrence of an event of default under the Loan Agreement or in the event of a change of control.

The description above is only a summary of the material provisions of the Loan Agreement and is qualified in its entirety by reference to the Loan and Security Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and by this reference incorporated herein.

On July 2, 2018, the Company issued a press release announcing its entry into the Loan Agreement, a copy of which is attached hereto as Exhibit 99.1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ WINSTON BLACK
Winston Black
Chief Executive Officer

Date: July 2, 2018

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EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Loan and Security Agreement between SWK Holdings Corporation and SWK Funding LLC as Borrowers, Certain Financial Institutions as Lenders, and State Bank and Trust Company as Agent, dated June 29, 2018.

Exhibit 99.1	Press Release of SWK Holdings Corporation, dated July 2, 2018, announcing SWK Holdings Corporation Closes $20 Million Revolving Loan Facility with AloStar Capital Finance.

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